For Immediate Release

February 17, 2009

First Century Bankshares, Inc.

Reports 2008 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $426 million financial holding company, announced net income of $3,685,000 for the year ended December 31, 2008. This represents a 21.4% decrease from the $4,688,000 earned during the same period in 2007. Net income per diluted share was $1.93 for the year ended December 31, 2008, a decrease of 19.2%, from $2.39 per diluted share for the year ended December 31, 2007.

Earnings reflect pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve in 2008 that resulted in lower interest income from our variable rate loans. This reduction was not offset by lower interest expense as many certificates of deposit remained at previously higher rates, pending the opportunity to renew. Additionally, one commercial loan was placed in nonaccrual status in the first quarter of 2008 that resulted in a $381,000 interest reversal.

Net income for 2008 produced a return on average equity (ROAE) of 8.96% and a return on average assets (ROAA) of 0.85% compared with 11.79% and 1.10%, respectively, for 2007. Dividends for 2008 increased 0.9% to $1.11 per share from $1.10 per share for the year ended December 31, 2007.

Net interest income, for the year ended December 31, 2008 was $15,035,000, a decrease of $1,338,000, or 8.2%, as compared to $16,373,000 for the year ended December 31, 2007. Net interest margins for the years ended December 31, 2008 and 2007 were 3.46% and 3.83%, respectively.

Noninterest income was $4,793,000 for the year ended December 31, 2008 and represented a small increase of $8,000, or 0.2%, compared to $4,785,000 for the same period in 2007. Noninterest expense of $13,683,000 for the year ended December 31, 2008 represented a decrease of $192,000, or 1.4%, from $13,875,000 for the same period in 2007. Reductions in personnel and other noninterest expenses more than offset increased costs of premises and equipment associated with a new branch facility in Beckley, West Virginia.

The provision for loan losses was $449,000 for the year ended December 30, 2008. This was an increase of $283,000, or 170.5%, compared to the provision of $166,000 for the same period in 2007. Net charge-offs were $214,000 for the year ended December 31, 2008, compared to $266,000 for the year ended December 31, 2007. Additional provisions of $235,000 were made in the latter half of 2008 due to concerns that the deteriorating national economy would begin to have a negative impact on the Company's local markets, which have remained relatively stable during this time of volatility.

Net income for the fourth quarter of 2008 amounted to $924,000. This represents a decrease of approximately 25.4% from the $1,239,000 earned during the same period in 2007. On a per share basis, net income decreased 24.5%, to $0.49 per diluted share for the three months ended December 31, 2008, compared to $0.64 per diluted share for the three months ended December 31, 2007.

Net interest income, for the three-month period ended December 31, 2008 was $3,820,000, a decrease of $267,000, or 6.5%, from the $4,087,000 for the fourth quarter of 2007. Net interest margins for the three months ended December 31, 2008 and 2007 were 3.56% and 3.78%, respectively.

Noninterest income was $1,215,000 for the three-month period ended December 31, 2008 and represented a decrease of $93,000, or 7.1%, compared to $1,308,000 for the same period in 2007. Noninterest expense of $3,420,000 for the quarter ended December 31, 2008 represented a decrease of $51,000, or 1.5%, from $3,471,000 for the same period in 2007.

Total assets at December 31, 2008 were $425,694,000 as compared to $433,879,000 at December 31, 2007, or a decrease of $8,185,000, or 1.9%. Total loans remained essentially unchanged during this period at $296,620,000 at December 31, 2008, compared with $296,946,000 at December 31, 2007. The investment portfolio decreased approximately $10,784,000, or 10.7%, during this same period.

Total deposits decreased by $4,724,000 to $358,031,000 at December 31, 2008 from $362,755,000 at December 31, 2007. Noninterest-bearing deposits increased by $8,693,000, or 19.4%. Interest-bearing deposits decreased $13,417,000, or 4.2%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets increased from 0.5% at December 31, 2007 to 1.6% at December 31, 2008. This increase in nonperforming assets was primarily the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the first quarter of 2008. We are continuing to work with the borrower on the resolution of this credit, and still believe in the ultimate collectability of all interest, fees and principal related to this loan. We continue to monitor our loan portfolio in light of recent declining economic conditions. We did not engage in any of the subprime mortgage practices that have impacted the recent economic downturn, but we continue to monitor any spillover effects this environment may have not only on our mortgage loan portfolio, but also on our commercial customer base.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, and is headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###